Exhibit 99.2
EXECUTION VERSION

Binding Term Sheet
Set forth below are the terms of a legally binding agreement (this “Agreement”), dated as of March 27, 2020, by and among Gaming and Leisure Properties, Inc. (“GLPI”) and Penn National Gaming, Inc. (“Penn”). As the context may require, references to GLPI and Penn in this Agreement shall be deemed to refer to their respective affiliates and subsidiaries.

W/3634813

Tropicana Purchase Agreement Terms
•    Structure and Purchase Price. Penn shall transfer the land and building for Tropicana Las Vegas, Nevada (the “Tropicana Property”) into a newly formed subsidiary, Newco LLC (“Newco”). Pursuant to a definitive purchase agreement (the “Tropicana PA”) between Penn, Tropicana Las Vegas, Inc., GLP Capital, L.P. (“GLP”), Gold Merger Sub, LLC (“Gold Merger Sub”), and a taxable REIT subsidiary to be created and owned by GLPI (“GLPI TRS”), GLPI shall purchase from Penn all of the membership interests of Newco LLC (the “Newco LLC Interests”) in exchange for rent credits of $307.5 million (the “Tropicana Transaction”). GLPI TRS shall acquire all Newco LLC Interests and the aforesaid rent credits shall be granted by GLP and Gold Merger Sub. Except as otherwise expressly agreed (including, without limitation, under “Representations and Warranties” below), the Tropicana Property shall be conveyed “as is, where is” and subject to customary permitted liens, including all matters shown on the survey delivered by Penn to GLPI dated February 15, 2010, the title commitment dated October 29, 2019, and the rights of the third party occupants under existing contracts; provided, however, notwithstanding the foregoing, in no event shall GLP be required to take title subject to any liens for indebtedness created or assumed by Penn (including, but not limited to, its loan with Bank of America), any judgment liens or tax liens, subject to customary permitted liens to be agreed.

•    Sale Process. GLPI shall be entitled to sell the Tropicana Property at any time in its sole and absolute discretion, and upon any such sale, the Lease (as defined below) shall automatically terminate. GLPI shall use commercially reasonable efforts to conduct a sale process (the “Sale Process”) of the Tropicana Property and the casino and hotel business operated by Penn on the Tropicana Property (the “Tropicana Business”) for a period of up to 24 months after the Tropicana Closing (defined below) (the “Sale Period”). GLPI shall use CBRE, Inc. as its broker for the Sale Process. GLPI and Penn would share any Net Proceeds (defined below) as follows: if a binding agreement for the sale (which, unless Penn and GLPI otherwise agree, shall be on customary terms for transactions of such nature with respect to allocation of liabilities with the acquiror (which shall in no event exceed the limitations on liability between the parties set forth in the Tropicana PA)) and subject to standard conditions with no financing condition) is signed (i) in the first 12 months of the Sale Period, Penn shall receive 75% of the Net Proceeds, (ii) during the remainder of the Sale Period, Penn shall receive 50% of the Net Proceeds, and (iii) after the Sale Period, Penn shall receive no proceeds from the sale. During the Sale Period, Penn would operate the Tropicana Business on the Tropicana Property under a simple triple net lease with a nominal rent ($1.00 per year) terminable by GLPI for cause upon 45 days’ prior notice to Penn and a 45 day cure period (the “Lease”). The Tropicana Property shall be leased “as-is, where-is” and Penn shall assume all environmental liabilities now existing or occurring during the term of the Lease. Penn’s obligations under the Lease shall be subject to a parent guaranty and subsidiary guarantor in form and substance similar to the Penn Master Lease and Pinnacle Master Lease (defined below). “Net Proceeds” means (i) the consideration actually distributed to GLPI TRS, as seller, from the sale to one or more third party acquiror(s) of the Tropicana Property and the Tropicana Business plus the principal amount of all indebtedness for borrowed money of Newco LLC, if any, assumed by such acquiror(s) in connection with such transaction, minus (ii) the sum of (x) $307.5 million and (y) any real property transfer taxes, brokerage expenses, taxes on gains and other closing costs imposed on or incurred by GLPI as a result of such transaction. Except as set forth above, all costs and expenses incurred in connection with the Sale Process shall be paid by the party incurring such expense (it being understood and agreed that each party shall bear its own legal, accounting, investment banking and consulting fees, if any).

•    Operation of the Tropicana Business. Until the earlier of (i) the date that is two years after the Tropicana Closing or (ii) the consummation date of a sale of the Tropicana Property and/or the Tropicana Business (as it may be extended, the “Operation Period”), Penn shall operate the Tropicana Business in the ordinary course of business in light of current market conditions and subject to the terms of the Lease. GLPI shall be entitled to up to three one-year extensions of the Operation Period. During the Operation Period, subject to the terms of the Lease, which shall include customary restrictions on assignments, subletting and repair and maintenance obligations (among others), Penn shall have ownership and control of the operation of the Tropicana Business, provided that the casino and/or hotel at the Tropicana Las Vegas shall reopen within a commercially reasonable time following governmental approval to do so. During the Operation Period, Penn shall be prohibited from transferring or assigning (directly or indirectly, by operation of law or otherwise) its interest in the Lease and/or the Tropicana Business. Following the Operation Period, Penn may, but shall in no event be obligated to, continue to operate or maintain the Tropicana Business; provided that (i) GLPI shall have the right to remove Penn as the operator of the Tropicana Business upon 90 days prior written notice and (ii) Penn may, at its discretion, resign as the operator of the Tropicana Business and/or wind down the Tropicana Business upon 90 days prior written notice.
•    Covenants; Closing Conditions. The Tropicana Transaction will be subject to customary interim operating covenants, cooperation/notice/cure covenants, access covenants, and agreements regarding cooperation to obtain all governmental (including gaming) approvals, in each case consistent with the Plainridge Agreement. The Tropicana Transaction will also be subject to customary closing conditions, including, without limitation, receipt of all governmental (including gaming) and lender approvals.

•    Closing. Closing of the Tropicana Transaction (the “Tropicana Closing”) shall occur within five (5) business days of the parties receipt of all necessary gaming approvals and all lender consents, waivers or amendments consistent with the parties’ mutual understanding.

•    Allocation of Expenses. As set forth in the definition of Net Proceeds.

•    Representation and Warranties. Penn shall make all customary representations and warranties, without limitation: (i) organization of Penn parties to the Tropicana PA, (ii) authority, no conflict and required filings and consents, (iii) certain matters (ownership, condemnation, existing occupancy agreements, title, condition, legal proceedings, environmental matters and brokerage commissions) regarding the Tropicana Property; (iv) litigation and governmental orders; (v) permits/licensing and compliance with law; (vi) insurance, (vii) OFAC, (viii) anti-money laundering, (ix) no employee liability, (x) brokers, (xi) bankruptcy, and (xii) customary representations as to membership interests in Newco (and ownership thereof free from encumbrances, options, etc.), Newco’s governing documents, Newco debts, liabilities and obligations, payment of all taxes, and other customary representations and warranties regarding Newco (the representations and warranties under this clause (xii), collectively, the “Newco Reps”). Penn shall also deliver a non-imputation affidavit sufficient for Fidelity National Title Insurance Company to issue a non-imputation endorsement to GLPI TRS’ title policy for the Tropicana Property. GLPI shall make the following representations and warranties: (i) organization of GLPI parties to the Tropicana PA, (ii) authority, no conflict and required filings and consents, (iii) litigation; (iv) brokers, (v) OFAC, (vi) anti-money laundering and (vii) solvency. The representations and warranties of each party shall be subject to customary look back periods and materiality and knowledge qualifiers consistent with those set forth in the Purchase Agreement for Plainridge Park Casino dated December 17, 2017 (the “Plainridge Agreement”).

•    Indemnification.
o    Survival.  Those representations and warranties which were Fundamental Representations in the Plainridge Agreement, as well as the comparable representations included within the Newco Reps, shall also be “Fundamental Representations” in the Tropicana PA (collectively, the “Fundamental Representations”) and shall survive the Tropicana Closing for the applicable statute of limitations. The other representations and warranties shall survive closing for 18 months. The covenants shall survive the Tropicana Closing until they have been performed or satisfied.

o    Indemnification Obligation. Each party indemnifies the other party and the other party’s affiliates and their respective agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs and legal representatives (and for the avoidance of doubt, excluding any successors or assigns except as set forth above) of each of the foregoing for (i) breach of any representations and warranties and (ii) breach of any covenants.

o    Limitation to Liability. GLPI shall not seek, or be entitled to, indemnification from Penn for a breach of representations and warranties (other than with respect to a breach of any Fundamental Representations) unless the aggregate claims for damages of GLPI for which indemnification is sought for such breach (other than with respect to a breach of any Fundamental Representation) exceed $1 million, in which event Penn shall be liable for all such damages (including the initial $1 million). GLPI’s aggregate recovery against Penn in connection with claims made for breach of representations and warranties (other than with respect to a breach of any Fundamental Representations) shall not exceed $30 million; provided that in no event shall the foregoing be interpreted as a limit on the tenant’s liability for any matters under the Lease (which shall be based on the liability provisions of the Penn Master Lease).

•    Termination. All obligations of the parties under this Agreement with respect to the Tropicana Transaction may be terminated by mutual written consent of Penn and GLPI or by either Penn or GLPI by written notice to the other (i) if the Tropicana Closing has not taken place on or before April 30, 2020, (ii) if any relevant gaming authority has announced its final determination (including issuing any legal constraint or prohibition) to not issue a required gaming approval; or (iii) if a court of competent jurisdiction issues a temporary restraining order, preliminary or permanent injunction, cease and desist order or other legal restraint or prohibition preventing the consummation of the Tropicana Transaction and such order, injunction, restraint or prohibition shall have become final and non-appealable.

Sale Leaseback of Morgantown Land
Penn and GLPI shall enter into a purchase agreement on substantially similar terms to the Plainridge Agreement, mutatis mutandis, pursuant to which GLPI shall acquire the applicable land (the “Morgantown Land Transaction”) under Penn’s gaming facility under construction in Morgantown, Pennsylvania (the “Morgantown Facility”) and lease it back to Penn pursuant to a standalone ground lease with annual fixed rent of $3.0 million for the first year and thereafter, unless the parties have entered into an amended and restated lease with respect to the land and buildings associated with the Morgantown Facility, with an annual escalator equal to 1.5% for the next three years of operation.  Thereafter, the escalator would be 1.25% for each year, subject to CPI being at least 0.5%.  If CPI is less than 0.5%, the escalator would be 0. The purchase price for the Morgantown land shall be $30 million in rent credits. Closing under the Morgantown Land Transaction shall be subject to customary closing conditions, including, without limitation, receipt of all governmental (including, without limitation, gaming) approvals. The closing with respect to the Morgantown Land Transaction shall occur on the date that is 5 business days after receipt of all required gaming approvals. Either GLPI or Penn may terminate all obligations of the parties under this Agreement with respect to the Morgantown Land Transaction upon the earlier of (i) the date on which any relevant gaming authority has announced its final determination (including issuing any legal constraint or prohibition) to not issue a required gaming approval, and (ii) September 30, 2020, if all required gaming approvals have not been received by such date.

Agreements with Respect to Rent from Hollywood Casino at Penn National Race Course
In connection with and subject to the consummation of (i) the Tropicana Transaction and (ii) the Morgantown Land Transaction, Penn will agree that: (a) the Greenfield Floor (as defined in the Master Lease between GLP Capital, L.P. and Penn Tenant, LLC dated November 1, 2013, as amended (the “Penn Master Lease”)) applicable to Hollywood Casino Penn National Race Course (“PNRC”) would apply after the opening of the Morgantown Facility or Penn’s gaming facility under construction in York, Pennsylvania (the “York Facility”); and (b) to the extent permitted by law and as permitted by a private letter ruling from the Internal Revenue Service, the escalator calculations under the Penn Master Lease would not take into account the performance of PNRC after the first to open of the Morgantown Facility or the York Facility (provided that if the Tropicana Transaction closes but the Morgantown Land Transaction does not close on or prior to September 30, 2020, and the failure of the Morgantown Land Transaction to close is not primarily attributable to GLPI’s breach or failure to perform its obligations under this Agreement or any applicable transaction agreement, then the foregoing clauses (a) and (b) shall nevertheless apply and be fully effective and enforceable despite the failure of the Morgantown Land Transaction to close).

Timing and Use of Rent Credits
GLPI agrees that, subject to the next sentence, with prior written notice to GLPI, Penn may use the rent credits received as consideration upon the closing of the Tropicana Transaction and/or the Morgantown Land Transaction to pay rent under any or all of the Penn Master Lease, the Master Lease, dated April 28, 2016, by and between PNK Entertainment, Inc. and Pinnacle Entertainment, Inc., as amended (the “Pinnacle Master Lease”) and the lease with respect to the real property associated with the Meadows Racetrack and Casino in full satisfaction of the applicable amount of rent represented by such rent credits. Penn agrees that it shall use such rent credits to pay Rent (as defined in each of the foregoing leases) only in the months of May 2020, June 2020, July 2020, August 2020, October 2020 and November 2020 (solely to the extent of any remaining rent credits as of such date), with other rent to be paid in cash pursuant to the terms of the applicable lease.

Perryville Option
Penn and GLPI shall, and shall cause their applicable subsidiaries to, enter into an option agreement (the “Perryville Option Agreement”) pursuant to which Penn will have the exclusive right, but not the obligation, to purchase from GLPI the operations of Hollywood Casino Perryville (such exclusive right, the “Perryville Option” and such purchase, the “Perryville Purchase”). Entry into the Perryville Option Agreement will be at no cost to Penn.
The exercise price of the Perryville Option will be $31.111 million, which will be paid by Penn to GLPI upon the closing of the Perryville Purchase (the “Perryville Closing”).
Penn will have the right to exercise the Perryville Option until December 31, 2020 (the “Option Period”) and, unless the parties otherwise agree, the Perryville Closing shall occur during calendar year 2021, with the closing date during such year to be selected by Penn with reasonable prior notice to GLPI. GLPI will bear the risk of loss with respect to Perryville’s operations until the Perryville Closing is complete as well as all pre-closing liabilities of the Perryville operations. During the Option Period (and, if Penn exercises the Perryville Option, during the additional period between such exercise and the Perryville Closing), GLPI shall not enter into any agreement with any third party with respect to sports betting (retail or online) or online casino games (including online Poker, Slots and Table Games) in Maryland without Penn’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed (and which consent shall be deemed granted if Penn does not deliver written notice withholding such consent within 30 days following GLPI’s request therefor).
The parties will add the Perryville property to an amended and restated master lease with the Morgantown Facility.  Rent for Hollywood Casino Perryville would initially equal $7.77 million per year, initially allocated 25% to land-based (fixed) and 75% to building base rent, with an annual escalator equal to 1.5% for the first three years of operation.  Thereafter, the escalator would be 1.25% for each year, subject to CPI being at least 0.5%.  If CPI is less than 0.5%, the escalator would be 0.
The Perryville Option Agreement will provide (i) Penn with customary due diligence rights, (ii) that Penn and GLPI will bear their own costs other than closing costs, which will be split pursuant to customary state practice, and (iii) that there will be no broker fees.

Lease Terms
In connection with and subject to the consummation of (i) the Tropicana Transaction and (ii) the Morgantown Land Transaction, (a) Penn shall exercise the next scheduled five-year renewal on each of the Penn Master Lease and Pinnacle Master Lease and (b) subject to applicable law and as permitted by a private letter ruling from the Internal Revenue Service, and the other requirements set forth in each of the Leases, GLPI shall grant Penn the option to exercise an additional five-year renewal term at the end of the lease term on the Penn Master Lease and Pinnacle Master Lease (and thereafter Penn shall have no further right to renew the Penn Master Lease or the Pinnacle Master Lease) (provided that if the Tropicana Transaction closes but the Morgantown Land Transaction does not close on or prior to September 30, 2020, and the failure of the Morgantown Land Transaction to close is not primarily attributable to GLPI’s breach or failure to perform its obligations under this Agreement or any applicable transaction agreement, then the foregoing clauses (a) and (b) shall nevertheless apply and be fully effective and enforceable despite the failure of the Morgantown Land Transaction to close).

Implementation; Conditions
Each party agrees to use commercially reasonable efforts to negotiate and enter into definitive documents with respect the transactions contemplated hereby as promptly as practicable following the date hereof in order to fully reflect the terms contemplated hereby. Without limiting the foregoing, and subject to the next paragraph, the parties agree that unless and until such definitive agreements are executed and delivered, the terms set forth in this Agreement shall control and constitute a binding agreement with respect to the subject matter hereof.
The parties’ respective obligations to enter into the agreements and transactions contemplated hereby are subject to each party having obtained amendments from such party’s credit agreement lenders as it shall reasonably and in good faith determine are appropriate under the circumstances. Each party shall use commercially reasonable efforts to obtain any such amendment, as well as any applicable regulatory approvals, as promptly as practicable following the date hereof.

Governing Law; Jurisdiction	New York law and New York federal courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
Costs
In any dispute between the parties with respect to this Agreement, the substantially prevailing party shall be entitled to be reimbursed its reasonable costs in connection with such dispute by the other party.

Specific Performance
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any federal court of the United States of America sitting in the State of New York), this being in addition to any other remedy to which they are entitled at law or in equity.

Further Assurances	The parties shall cooperate to take any further action necessary or desirable to implement or otherwise consummate the transactions and agreements contemplated hereby.

Confidentiality
The parties shall maintain the confidentiality of the negotiations with respect to this Agreement and the transactions contemplated hereby, it being understood that (i) each party shall be permitted to (a) summarize and file a copy of this Agreement in connection with its SEC reporting obligations and (b) summarize and provide a copy of the Agreement to its credit agreement lenders and (ii) each party shall use commercially reasonable efforts to provide the other party with an opportunity to review and comment upon on proposed public disclosures with respect to this Agreement and the transactions contemplated hereby (other than public disclosures which do not materially differ from prior public disclosures made in accordance with this clause (ii)).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GAMING AND LEISURE PROPERTIES, INC.

By: /s/ Peter M. Carlino
Name: Peter M. Carlino
Title: Chief Executive Officer
PENN NATIONAL GAMING, INC.

By: /s/ Jay Snowden
Name: Jay Snowden
Title: Chief Executive Officer

[Signature Page to Binding Term Sheet]